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                                                                EXHIBIT 23.2

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Mentor Graphics Corporation:

We consent to incorporation by reference herein of our report dated January 31, 2001, relating to the consolidated balance sheet of Mentor Graphics Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001 annual report on Form 10-K of Mentor Graphics Corporation.

KPMG LLP

Portland, Oregon
April 26, 2002